Exhibit 99.1

NEWS RELEASE
April 27, 2005

FOR IMMEDIATE RELEASE	Contact: Michael J. Blodnick
(406) 751-4701
James H. Strosahl
(406) 751-4702

GLACIER BANCORP, INC.
EARNINGS FOR QUARTER ENDED MARCH 31, 2005
FIVE-FOR-FOUR STOCK SPLIT

Note – All per share amounts for 2005 and 2004 have been restated to reflect the effects of the five-for-four stock split payable to shareholders of record on May 10, 2005.

HIGHLIGHTS:

•	Net earnings for quarter $11.520 million, up 9 percent from last year’s quarter.

•	Diluted quarterly earnings per share of $.37, up 9 percent from last year’s quarter.

•	Loans outstanding increased $181 million, or 10 percent, since December 31, 2004.

•	Non-interest bearing deposits increased $68 million, or 15 percent, since December 31, 2004.

•	Cash dividend of $.14 declared, which is an increase of 8 percent over the prior year’s quarter.

•	Acquisition of First National Bank-West, Evanston, Wyoming completed as of February 28, 2005.

•	Acquisition of Citizens Community Bank, Pocatello, Idaho completed after close of business on March 31, 2005.

•	Announced the agreement to acquire the Bonners Ferry, Idaho branch of Zions Bank.

•	Five-for four stock split approved by board of directors at April 26 meeting.

	Three months
Earnings Summary	ended March 31,
(Unaudited - $ in thousands, except per share data)	2005	2004
Net earnings	$11,520	$10,610
Diluted earnings per share	$0.37	$0.34
Return on average assets (annualized)	1.50%	1.55%
Return on average equity (annualized)	17.06%	17.28%

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $11.520 million, an increase of $.9 million, or 9 percent, over the $10.610 million for the first quarter of 2004. Diluted earnings per share for the quarter of $.37, is an increase of 9 percent over the per share earnings of $.34 for the same quarter of 2004. “The first quarter was an positive start for 2005 in terms of earnings and loan growth,” said Mick Blodnick, President and Chief Executive Officer. “Most of our markets continue to experience strong loan demand which contributed to higher fee and interest income.” Return on average assets and return on average equity for the quarter were 1.50 percent and

17.06 percent, respectively, which compares with prior year returns for the first quarter of 1.55 percent and 17.28 percent.

The acquisition of First National Bank — West, Evanston, Wyoming, (“FNB”) with total assets of $241 million, loans of $90 million, and deposits of $225 million, was completed as of February 28, 2005. Accordingly, results of operations and financial condition include FNB from that date forward.

				$ change from	$ change from
	March 31,	December 31,	March 31,	December 31,	March 31,
Assets (Unaudited - $ in thousands)	2005	2004	2004	2004	2004
Cash on hand and in banks	$82,600	79,300	53,213	3,300	29,387
Investments, interest bearing deposits, FHLB stock, and FRB stock, and Fed Funds	1,171,112	1,098,633	1,184,959	72,479	(13,847)
Loans:
Real estate	433,901	393,141	316,227	40,760	117,674
Commercial	1,087,989	991,081	873,743	96,908	214,246
Consumer	387,843	344,075	300,743	43,768	87,100

Total loans	1,909,733	1,728,297	1,490,713	181,436	419,020
Allowance for loan losses	(29,801)	(26,492)	(24,569)	(3,309)	(5,232)

Total loans net of allowance for losses	1,879,932	1,701,805	1,466,144	178,127	413,788

Other assets	172,796	130,999	124,725	41,797	48,071

Total Assets	$3,306,440	3,010,737	2,829,041	295,703	477,399

	$ change
	excluding FNB
	acquisition from	$ change from
	December 31,	December 31,
Assets (Unaudited - $ in thousands)	2004	2004
Cash on hand and in banks	$(12,997)	3,300
Investments, interest bearing deposits, FHLB stock, and FRB stock, and Fed Funds	(23,596)	72,479
Loans:
Real estate	24,659	40,760
Commercial	48,353	96,908
Consumer	18,231	43,768

Total loans	91,243	181,436
Allowance for loan losses	(1,261)	(3,309)

Total loans net of allowance for losses	89,982	178,127

Other assets	10,853	41,797

Total Assets	$64,242	295,703

At March 31, 2005 total assets were $3.306 billion, which is $477 million greater than the March 31, 2004 assets of $2.829 billion, an increase of 17 percent, and $296 million greater than the December 31, 2004 balance, an increase of 10 percent. Asset growth without FNB was $246 million, or 9 percent over the prior year.

Total loans have increased $419 million from March 31, 2004, an increase of 28 percent, with the growth occurring in all loan categories. Commercial loans increased $214 million, or 25 percent, real estate loans gained $118 million, or 37 percent, and consumer loans grew by $87 million, or 29 percent. Without the FNB additions, loans increased $329 million from a year ago, a 22 percent increase. Loan volume continues to be very strong with loans increasing $91 million, without the FNB acquisition, during the first quarter which has historically been a slow quarter for loan growth. During the same quarter last year loans increased by $36 million. “This was a record first quarter for loan production,” Blodnick said, “The growth in loans has allowed us to reduce our reliance on investments to generate interest income.”

Investment securities, including interest bearing deposits in other financial institutions, and federal funds sold, have decreased $14 million from March 31, 2004. Without the addition of FNB, investments would have declined $110 million from March 31, 2004. Cash flow from investment pay downs is now being used to fund the significant growth in loans. Without the FNB additions, investments have decreased $24 million since December 31, 2004.

				$ change from	$ change from
	March 31,	December 31,	March 31,	December 31,	March 31,
Liabilities (Unaudited - $ in thousands)	2005	2004	2004	2004	2004
Non-interest bearing deposits	$528,038	460,059	366,277	67,979	161,761
Interest bearing deposits	1,448,643	1,269,649	1,225,169	178,994	223,474
Advances from Federal Home Loan Bank	858,961	818,933	801,679	40,028	57,282
Securities sold under agreements to repurchase and other borrowed funds	84,982	81,215	68,575	3,767	16,407
Other liabilities	32,367	30,697	34,440	1,670	(2,073)
Subordinated debentures	80,000	80,000	80,000	—	—

Total liabilities	$3,032,991	2,740,553	2,576,140	292,438	456,851

	$ change
	excluding FNB
	acquisition from	$ change from
	December 31,	December 31,
Liabilities (Unaudited - $ in thousands)	2004	2004
Non-interest bearing deposits	$15,584	67,979
Interest bearing deposits	8,741	178,994
Advances from Federal Home Loan Bank	40,028	40,028
Securities sold under agreements to repurchase and other borrowed funds	(4,380)	3,767
Other liabilities	1,004	1,670

Total liabilities	$60,977	292,438

Non-interest bearing deposits have increased $162 million, or 44 percent, since March 31, 2004. Without the FNB additions, the increase was $109 million, or 30 percent. This continues to be a primary focus of our banks and the programs we have initiated this past year continue to gain momentum. Total deposits have increased $385 million from March 31, 2004, or 24 percent. Without the FNB deposits, the increase was $163 million. This growth in deposits, a low cost stable funding source, gives us increased flexibility in managing our asset mix. Federal Home Loan Bank advances increased $57 million and repurchase agreements and other borrowed funds increased $16 million from March 31, 2004 as we continue to take advantage of these cost effective and flexible funding sources.

				$ change from	$ change from
Stockholders’ equity	March 31,	December 31,	March 31,	December 31,	March 31,
(Unaudited - $ in thousands except per share data)	2005	2004	2004	2004	2004
Common equity	$273,272	264,250	240,730	9,022	32,542
Accumulated other comprehensive income	177	5,934	12,171	(5,757)	(11,994)

Total stockholders’ equity	$273,449	270,184	252,901	3,265	20,548

Stockholders’ equity to total assets	8.27%	8.97%	8.94%
Book value per common share	$8.86	8.80	8.27	0.06	0.59
Market price per share at end of quarter	$24.40	27.23	20.64	(2.83)	3.76

Total equity and book value per share amounts have increased substantially from the prior year, primarily the result of earnings retention, and stock options exercised. Accumulated other comprehensive income, representing net unrealized gains on securities available for sale, decreased $12 million from March 31, 2004 and $6 million from year end 2004. The decline is primarily a function of interest rate changes.

Operating Results for Three Months Ended March 31, 2005 Compared to March 31, 2004

Revenue summary	Three months ended March 31,
(Unaudited - $ in thousands)	2005	2004	$ change	% change
Net interest income	$28,456	$26,389	$2,067	8%

Non-interest income
Service charges, loan fees, and other fees	6,482	5,092	1,390	27%
Gain on sale of loans	2,092	1,771	321	18%
Other income	534	548	(14)	-3%

Total non-interest income	9,108	7,411	1,697	23%

	$37,564	$33,800	$3,764	11%

Tax equivalent net interest margin	4.08%	4.29%

Net Interest Income

Net interest income for the quarter increased $2.067 million, or 8 percent, over the same period in 2004, and $616 thousand from the fourth quarter of 2004. Total interest income increased $5.042 million, or 14 percent, while total interest expense was $2.975 million, or 33 percent higher. The increase in interest expense is primarily attributable to the increase in the subordinated debentures issued in March 2004 for the trust preferred securities, the increased level of FHLB advances and other borrowings, and increases in short term interest rates during 2004 and 2005. The Federal Reserve Bank has increased targeted fed funds rates seven times, 175 basis points, in the last twelve months. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.08 percent which was below the 4.29 percent result for the first quarter of 2004. The margin for the first quarter decreased from the 4.16 percent experienced for the fourth quarter of 2004. The interest margin for FNB is approximately 20 basis points lower than the average of the other seven banks which lowered the ratio. Also having a negative impact on the first quarter interest margin was the reduction of FHLB dividends for the 2005 quarter. Dividends received were $255 thousand less than the same quarter last year.

Non-interest Income

Fee income increased $1.390 million, or 27 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts and additional customer services offered. Gain on sale of loans increased $321 thousand from the first quarter of last year. Loan origination activity for housing construction and purchases remains strong in our markets and has offset much of the reduction in refinance activity experienced last year.

Non-interest expense summary	Three months ended March 31,
(Unaudited - $ in thousands)	2005	2004	$ change	% change
Compensation and employee benefits	$10,944	$9,806	$1,138	12%
Occupancy and equipment expense	2,855	2,631	224	9%
Outsourced data processing	232	413	(181)	-44%
Core deposit intangibles amortization	283	294	(11)	-4%
Other expenses	4,760	4,282	478	11%

Total non-interest expense	$19,074	$17,426	$1,648	9%

Non-interest Expense

Non-interest expense increased by $1.648 million, or 9 percent, from the same quarter of 2004. Compensation and benefit expense increased $1.138 million, or 12 percent from the first quarter of 2004, with additional bank branches, normal compensation increases for job performance and increased cost for benefits accounting for the majority of the increase. The number of full-time-equivalent employees has increased from 832 to 952, a 14 percent increase, since March 31, 2004. Occupancy and equipment expense increased $224 thousand, or 9 percent, reflecting the cost of the additional locations and facility upgrades. Other expenses increased $478 thousand, or 11 percent, primarily from audit costs from compliance with Sarbanes-Oxley rules, additional marketing expenses, and costs associated with new branch offices. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 51 percent for the 2005 quarter, which is an improvement from the 52 percent for the 2004 quarter.

Credit quality information	March 31,	December 31,	March 31,
(Unaudited - $ in thousands)	2005	2004	2004
Allowance for loan losses	$29,801	$26,492	$24,569

Non-performing assets	9,166	9,608	11,641

Allowance as a percentage of non performing assets	325%	276%	211%

Non-performing assets as a percentage of total assets	0.27%	0.32%	0.42%

Allowance as a percentage of total loans	1.56%	1.53%	1.65%

Net charge-offs as a percentage of loans	0.011%	0.098%	0.017%

Allowance for Loan Loss and Non-Performing Assets

Non-performing assets as a percentage of total assets at March 31, 2005 were at .27 percent, a decrease from .42 percent at March 31, 2004 and .32 percent at December 31, 2004. This compares favorably to the Federal Reserve Bank Peer Group average of .45 percent at December 31, 2004, the most recent information available. The allowance for loan losses was 325 percent of non-performing assets at March 31, 2005, compared to 211 percent a year ago. “The improvement in credit quality is significant with our ratio of non-performing assets at the lowest level since the first quarter of 2001”, said Blodnick. “We are pleased with the results but will continue to work hard to further reduce the non-performing level”. The allowance, without the addition of FNB, has increased $3.184 million, or 13 percent, from a year ago. Including FNB the increase is $5.232 million, or 21 percent. The allowance of $29.801 million, is 1.56 percent of March 31, 2005 total loans outstanding, down slightly from the 1.65 percent a year ago. The first quarter provision for loan losses expense was $1.490 million, an increase of $660 thousand from the same quarter in 2004. The additional expense relates to the growth in loans during the past twelve months.

Cash dividend

On March 11, 2005, the board of directors declared a cash dividend of $.14 payable April 21, 2005 to shareholders of record on April 12, 2005. This is an increase of 8 percent over the dividend declared this quarter last year.

Five-for-four stock split

On April 26, 2005, the board of directors declared a five-for-four stock split payable May 26, 2005 to shareholders of record as of May 10, 2005. Fractional shares will be paid in cash by the Company. The stock split increases the number of shares outstanding as of March 31, 2005 by 25 percent or 6,170,729 resulting in total shares outstanding of 30,853,644.

Completed acquisitions

The acquisition of First National Bank-West Co., a bank holding company for First National Bank-West, Evanston, Wyoming was completed as of the close of business February 28, 2005. This bank has seven locations in western Wyoming and became the eighth subsidiary bank of the Company and the first to be located in the state of Wyoming.

The acquisition of Citizens Bank Holding Company and its subsidiary bank Citizens Community Bank, Pocatello, Idaho, with assets of approximately 115 million, was completed as of close of business March 31, 2005. This bank operates from three banking offices in Pocatello and Idaho Falls, and a loan production office in Rexburg, Idaho. As of April 1, 2005 this bank became the ninth subsidiary bank of the Company.

Announced acquisitions

Our subsidiary Mountain West Bank of Coeur d’Alene entered into a purchase and sale agreement with Zions First National Bank to acquire the Zions branch in Bonners Ferry, Idaho with total deposits of approximately $23 million. Subject to regulatory approval the transaction is expected to close on May 20, 2005.

Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, Mountain West Bank located in Idaho with two branches in Utah and two in Washington, First National Bank – West, Evanston, Wyoming, and Citizens Community Bank Pocatello, Idaho.

This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company’ style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

Visit our website at www.glacierbancorp.com

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - $ in thousands except per share data)	March 31,	December 31,	March 31,
	2005	2004	2004
Assets:
Cash on hand and in banks	$82,600	79,300	53,213
Federal funds sold	14,751	—	—
Interest bearing cash deposits	8,208	13,007	27,432

Investment securities, available-for-sale	1,148,153	1,085,626	1,157,527

Net loans receivable:
Real estate loans	433,901	393,141	316,227
Commercial Loans	1,087,989	991,081	873,743
Consumer and other loans	387,843	344,075	300,743
Allowance for losses	(29,801)	(26,492)	(24,569)

Total Loans, net	1,879,932	1,701,805	1,466,144

Premises and equipment, net	63,720	55,732	52,936
Real estate and other assets owned, net	2,003	2,016	516
Accrued interest receivable	16,151	15,637	14,187
Core deposit intangible, net	7,102	4,939	5,571
Goodwill	60,189	37,376	36,951
Other assets	23,631	15,299	14,564

	$3,306,440	3,010,737	2,829,041

Liabilities and stockholders’ equity:
Non-interest bearing deposits	$528,038	460,059	366,277
Interest bearing deposits	1,448,643	1,269,649	1,225,169
Advances from Federal Home Loan Bank of Seattle	858,961	818,933	801,679
Securities sold under agreements to repurchase	79,148	76,158	63,453
Other borrowed funds	5,834	5,057	5,122
Accrued interest payable	6,048	4,864	5,080
Deferred tax liability	4,782	8,392	10,983
Subordinated debentures	80,000	80,000	80,000
Other liabilities	21,537	17,441	18,377

Total liabilities	3,032,991	2,740,553	2,576,140

Preferred shares, 1,000,000 shares authorized
None outstanding	—	—	—
Common stock, $.01 par value per share. 62,500,000 shares authorized	309	307	306
Paid-in capital	229,496	227,552	225,536
Retained earnings — substantially restricted	43,467	36,391	14,888
Accumulated other comprehensive income	177	5,934	12,171

Total stockholders’ equity	273,449	270,184	252,901

	$3,306,440	3,010,737	2,829,041

Number of shares outstanding	30,853,644	30,686,763	30,563,383
Book value of equity per share	8.86	8.80	8.27

GLACIER BANCORP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited - $ in thousands except per share data)	Three months ended March 31,
	2005	2004
Interest income:
Real estate loans	$6,615	5,281
Commercial loans	16,524	13,223
Consumer and other loans	5,730	4,836
Investment securities and other	11,638	12,125

Total interest income	40,507	35,465

Interest expense:
Deposits	4,069	3,483
Federal Home Loan Bank of Seattle advances	5,243	4,445
Securities sold under agreements to repurchase	398	157
Subordinated debentures	1,555	962
Other borrowed funds	786	29

Total interest expense	12,051	9,076

Net interest income	28,456	26,389
Provision for loan losses	1,490	830

Net Interest income after provision for loan losses	26,966	25,559

Non-interest income:
Service charges and other fees	5,204	4,073
Miscellaneous loan fees and charges	1,278	1,019
Gain on sale of loans	2,092	1,771
Loss on sale of investments	(30)	—
Other income	564	548

Total non-interest income	9,108	7,411

Non-interest expense:
Compensation, employee benefits and related expenses	10,944	9,806
Occupancy and equipment expense	2,855	2,631
Outsourced data processing expense	232	413
Core deposit intangibles amortization	283	294
Other expenses	4,760	4,282

Total non-interest expense	19,074	17,426

Earnings before income taxes	17,000	15,544

Federal and state income tax expense	5,480	4,934

Net earnings	$11,520	10,610

Basic earnings per share	0.37	0.35
Diluted earnings per share	0.37	0.34
Dividends declared per share	0.14	0.13
Return on average assets (annualized)	1.50%	1.55%
Return on average equity (annualized)	17.06%	17.28%
Average outstanding shares — basic	30,764,368	30,433,091
Average outstanding shares — diluted	31,305,788	30,960,836